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                                                                   EXHIBIT 10.14

                      [BLUESTAR COMMUNICATIONS LETTERHEAD]

                               September 7, 1999

/BY HAND

Scott Kozicki
409 Pebble Creek Circle
Antioch, Tennessee 37013

Dear Scott:

     As we discussed, your employment with the Company will terminate effective today, September 7, 1999 (the "Separation Date").

1.  YOUR CURRENT RIGHTS UPON TERMINATION.

     a. PAY AND BENEFITS

     At the time your employment terminates, you will receive pay for all work performed for the Company during the last payroll period, through the Separation Date and pay for all hours of vacation time you have accrued but not used as of that date if any, as reflected on the books of the Company. You will not continue to earn vacation or other paid time off after the Separation Date, and, except as expressly provided in Section 3.a. below with respect to the Company's health, vision, and dental plans, your participation in all of the Company's employee benefit plans will end as of the Separation Date, in accordance with the terms of those plans. You may have a right to convert your group life insurance to an individual policy, at your cost. For further information on benefit matters, please contact RICK BURTNER.

     b. THE STOCK RESTRICTION AND SPECIAL PAYMENT AGREEMENT OF MARCH 17, 1999 (THE "STOCK AGREEMENT").

     Under the Stock Agreement you are entitled to the following:
          (i) You retained 570,012 of common stock without repurchase restrictions upon entering the Stock Agreement.

          (ii) 120,268 additional shares will vest by the Separation Date (2.0833% of 1,058,592 Restricted Shares x 5 months, plus the prorated month; Stock Agreement, Section 1(c)).

          (iii) 264,649 shares will vest upon termination of your employment without cause (Stock Agreement, Section 1(c)(2)).



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Scott Kozicki
September 7, 1999
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          (iv) You will be entitled to a gross payment equal to 6 months of base salary ($55,000.00) (Stock Agreement, Section 2(a)) which will be paid as a bi-monthly salary for six months.

     In addition, the Company hereby notifies you that it will exercise its right to repurchase your Repurchasable Shares at $.147 per share (Stock Agreement, Section 1(b)), for a payment to you of $99,030.23 (1,058,592 Restricted Shares - 120,268 shares which will have vested by 8/31/99 plus a pro ration for September - 264,649 shares vested upon termination without cause = 673,675 Repurchasable Shares x $.147 = $99,030.23).

2.   YOUR CONTINUING CONTRACTUAL OBLIGATIONS.

     Under the Confidentiality, Developments, and Non-Competition Agreement of March 17, 1999 (the "Confidentiality Agreement"), you have certain contractual obligations which will continue after your employment ends and which are summarized below. The specific details of those obligations are set forth in the Confidentiality Agreement.

     a. You must maintain the confidentiality of Confidential Information (Confidentiality Agreement, Section 1).

     b. Any Developments or contracts entered into personally on behalf of the company such as the BlueStar.net listing made during your employment [or any consulting] with the Company are assigned to the Company (Confidentiality Agreement, Section 2).

     c. You may not compete with the Company for one year following the end of your employment [and/or consulting period] (the "Restricted Period"; Confidentiality Agreement, Section 3(a)).

     d. You may not solicit Company employees or consultants during the Restricted Period (Confidentiality Agreement, Section 3(b)).

     e. You may not solicit any actual or potential Company customers, clients, accounts, vendors or suppliers during the Restricted Period (Confidentiality Agreement Section 3(c)).

The Voting Agreement dated 17 March, 1999 will also remain in effect.

3.   OFFER OF ADDITIONAL SEVERANCE BENEFITS.

     To assist you through this transition and in consideration of your acceptance of this Agreement, the Company is offering you the following Additional Severance Benefits:

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Scott Kozicki
September 7, 1999
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     a.   If you elect to continue your participation and that of your eligible dependents in the Company's health, vision, and dental plans under the federal law known as "COBRA," by signing and returning the election form that will be provided to you then, until the end of the Restricted Period or until your COBRA continuation coverage ends (for example because you become eligible for coverage under the health plan of another employer), whichever occurs first, the Company will pay the COBRA premium cost of your participation in its plans.

     b.   The Company agrees to restrict your non-competition obligations under
Section 3(c) of the Confidentiality Agreement referenced above to the geographic area described in Exhibit A attached to this letter.

     c. In return for you agreeing to serve as a consultant for six months, BlueStar will provide at no cost to you up to ten dial up E-mail accounts (which will be converted to DSL if available from BlueStar at your home address) with the same addresses currently used by you and your family and your current cell phone with 1000 minutes per month (you will pay all roaming charges, international calls, and all minutes above 1000 per month). These benefits will expire on March 30, 2001. Your consulting duties will consist of responding to questions from the Vice President of Network operations or his/her designee. The provisions of your Confidentiality Agreement with BlueStar will apply to any information discussed pursuant to this consulting agreement. By agreeing to serve as a consultant you will not vest in any additional shares of BlueStar and all issues regarding the number of shares held by you are covered by the Separation Agreement.

You and BlueStar may respond to requests for information about your employment and other roles at BlueStar by reading from or supplying a copy of the announcement agreed on between you and BlueStar (attached hereto). Each party agrees not to make any further comments about your tenure at BlueStar. BlueStar will pay your reasonable outstanding expenses incurred on behalf of the Company.

All payments by the Company described in this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you and by any amounts you owe the Company.

     d.   INDEMNIFICATION

     To the maximum extent permitted by law, the Company will indemnify and hold you harmless against any losses, claims, damages or liabilities, joint or several, to which you may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, are related to or

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Scott Kozicki
September 7, 1999
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are based upon activities undertaken as part of your employment at BlueStar.
The Company will defend you against any actions brought seeking damages and appoint and pay your counsel, including separate counsel if a conflict arises between you and the Company in defending the action. Notwithstanding anything in the foregoing provisions of this Section to the contrary, (i) the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld), and (ii) indemnification shall not be made with respect to any loss, claim, damage, liability or action if you are finally adjudged to be liable based upon an untrue statement made by you or based upon your own willful and intentional misconduct, unless and to the extent the court in which such action was heard determines that you are entitled to indemnification for such amounts as the court deems proper.

     Promptly after receipt by you of notice of the commencement of any claim or action against you for which you are entitled to indemnification from the Company, you shall notify the Company in writing of the commencement thereof and the Company shall have the obligation to assume at its expense the defense thereof with counsel mutually satisfactory to the Company and to you. The failure to notify the Company promptly of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve the Company of any liability to you under this Section.

4.   YOUR UNDERTAKINGS.

     a.   FINAL SETTLEMENT

     You agree that payment by the Company as described in this Agreement shall be in full and complete satisfaction of any and all sums which are now or might hereafter have become owing to you for services rendered by you during your employment or in connection with your termination of employment.

     b.   CONFIDENTIALITY

          (i) You acknowledge that during the course of your employment with the Company, you have had access to information concerning the Company, its clients, and its affiliates, and the Company's, its client's, and its affiliates' respective businesses and operations, which is confidential or proprietary in nature (the "Confidential Information") and covered by your Confidentiality Agreement with the Company, referenced in Section 2.a. You agree that you will continue to protect Confidential Information and that you will not, directly or indirectly, use or disclose it for any purpose or to any person except where expressly authorized by the Company.

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Scott Kozicki
September 7, 1999
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          (ii)  You and BlueStar agree to keep the terms of this Agreement in strict confidence, except as required by law and consultation with legal counsel or for tax and accounting reasons. You may also disclose the Agreement to direct family members. BlueStar may also disclose the Agreement to its officers, members of its Board of Directors, and to its employees who have a reasonable business need to know its information.

     (c) CONFIDENTIALITY, DEVELOPMENTS, AND NON-COMPETE AGREEMENT OF MARCH 17, 1999.

     You agree that you will continue to comply with all the terms of the Confidentiality Agreement referenced in Section 2.a. above, as modified by
Section 3.b. of this Agreement with respect to the geographic scope of your non-compete obligations.

     (d)  NON-DISPARAGEMENT

     You and BlueStar agree that both will not disparage you or the Company or any of the people or organizations associated with it; and that you will not otherwise do or say anything that is intended to or reasonably calculated to disrupt the good morale of the employees of the Company or otherwise harm its business or reputation.

     (e)  RETURN OF PROPERTY

     In signing this Agreement, you give the Company assurance that you have returned to it any and all documents, materials and information, no matter how maintained (e.g., documents, electronic media, or otherwise), related to the business, whether present or otherwise, of the Company and its affiliates, and all copies, and all keys and other property of the Company and its affiliates, in your possession or control. You also agree to transfer all tangible and intellectual property owned by you but acquired and used for company purposes to the Company. Recognizing that your regular employment with the Company has terminated, you agree that you will not, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its affiliates, except your current E-mail accounts.

     (f)  FUTURE COOPERATION

     You agree to use reasonable efforts to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have risen or which may arise following the signing of this Agreement.
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Scott Kozicki
September 7, 1999
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     g.   MUTUAL RELEASE OF CLAIMS

          This offer is made without prejudice and without any admission of liability. This is an important legal document, and you may wish to consult with counsel of your own choice in deciding whether to accept this offer. The Company wants to be certain that this Agreement will resolve any and all concerns that you might have and therefore requests that you carefully consider the terms of this Agreement, including the release of claims set forth below.

     Except as specifically described in this letter, this letter constitutes the entire Agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters. You agree and recognize that your employment relationship with the Company will be permanently and irrevocably severed as of September 7, 1999, that you will not apply for or otherwise seek reemployment with the Company, and that the Company and its affiliates have no obligation to reemploy, recall, or otherwise hire you in the future.

     In exchange for the Additional Benefits to be provided you under this Agreement, which you acknowledge are in excess of what you are otherwise entitled to receive, you agree that these benefits shall be in complete and final settlement of, and release the Company and its affiliates, and all of their respective past and present directors, trustees, officers, shareholders, employees, agents, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims that you have had in the past, now have or might have, in any way related to, connected with or arising out of your employment with the Company and its termination. This release includes all statutory and common law claims, including, without limitation, claims under Title VII for the Civil Rights Act, the Americans with Disabilities Act, or any other federal, state or local employment law, regulation or other requirement, or pursuant to any written or oral contract, agreement or understanding between you and the Company and its affiliates.

     In exchange for the foregoing release and the other consideration to be provided the Company under this agreement, which the Company acknowledges is in excess of what it is otherwise entitled to receive, the Company agrees that this consideration shall be in complete and final settlement of, and releases you from any and all causes of action, rights or claims that it had in the past, now has or might have in any way related to, connected with or arising out of your employment with the Company except for fraud and other willful, intentional misconduct. You and the Company also agree to arbitrate any dispute between you, on the one hand, and the company, its officers, employees or directors, on


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Scott Kozicki
September 7, 1999
Page 7

the other hand, under the auspices and rules of American Arbitration
Association.

5.   ACKNOWLEDGMENTS; RETURN DATE.

     In signing this Agreement, you give the Company assurance that you have had a full and reasonable opportunity to consider its terms; that you have read and understood all of those terms; and that your acceptance of this Agreement is freely and voluntarily given.
If the terms of this Agreement are acceptable to you, please sign and return this letter to me no later than Saturday, September 25, 1999. The enclosed copy of this letter, which you should also sign and date, is for your records. FORMALITIES ASIDE, I WANT TO TAKE THIS OPPORTUNITY TO THANK YOU FOR ALL OF YOUR EFFORTS ON BEHALF OF THE COMPANY AND TO WISH YOU WELL IN YOUR FUTURE ENDEAVORS. IF YOU SHOULD HAVE ANY QUESTIONS, PLEASE CALL ME.

                                   Sincerely,



                                   /s/ Robert E. Dupuis
                                   ---------------------
                                   Robert E. Dupuis
                                   President/CEO


     I the undersigned, having had the time to reflect, freely accept the above settlement. I acknowledge and agree that no Company representative has made any representation to or agreement with me relating to this Agreement which is not contained in the express terms of this Agreement. I acknowledge and agree that my execution and delivery of this Agreement is based upon my independent review of this Agreement, and I hereby expressly waive any and all claims or defenses by me against the enforcement of this Agreement which are based upon allegations or representations, projections, estimates, understandings or agreements by the Company or any of its representatives that are not contained in the express terms of this Agreement.


/s/ Scott Kozicki                                 9/25/99
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SCOTT KOZICKI                                     DATE